Heaton & Company, PLLC
240 North East Promontory, Suite 200
Farmington, Utah 84025

Kristofer Heaton, CPA
EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
BioLabMart Inc.

We hereby consent to the incorporation of our report dated March 13, 2017, with respect to the financial statements of BioLabMart Inc. for the period from August 22, 2016 (inception) through December 31, 2016, in the Registration Statement of BioLabMart Inc. on Form S-1/A Amendment No. 1 to be filed on or about April 21, 2017.  We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Heaton & Company, PLLC
Heaton & Company, PLLC
Farmington, Utah
April 21, 2017

240 N. East Promontory Suite 200 Farmington, Utah 84025 (T) 801.218.3523 heatoncpas.com